Exhibit 99.1

Investor Contact:	Media Contact:
Karen Breen	Paul Kranhold
303-397-8592	415-618-8750
pk@sardverb.com
TELETECH SCHEDULES RELEASE DATE AND CONFERENCE CALL FOR FIRST QUARTER 2008
BUSINESS HIGHLIGHTS AND PROVIDES NASDAQ LISTING STATUS UPDATE
Englewood, Colo., May 7, 2008 – TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (BPO) solutions, today announced that it will release first quarter 2008 business highlights before the market opens on Wednesday, May 14, 2008, when a summary press release will be issued. A conference call and webcast with management will also be held on Wednesday, May 14, 2008, at 8:30 a.m. Eastern time.
While TeleTech has made significant progress in completing the restatements of its historical financial statements, it does not expect to file its Form 10-Q for the first quarter ended March 31, 2008 on a timely basis.
NASDAQ LISTING STATUS UPDATE — DUE MAY 30, 2008
As previously disclosed on March 11, 2008 in a Current Report on Form 8-K and press release, the NASDAQ Listing Qualifications Hearings Panel (the “Hearings Panel”) granted the Company’s request for continued listing on the NASDAQ Global Select Market, subject to, among other things, the Company becoming current in its filing of periodic reports by May 12, 2008. Subsequently, the NASDAQ Listing and Hearing Review Council (the “Listing Council”):
(1)	determined to call the matter for review;

(2)	stayed the Hearings Panel’s decision requiring the filing of all required periodic reports by May 12, 2008; and

(3)	requested that the Company provide an update on its efforts to file the delayed periodic reports by May 30, 2008.
The Company plans to comply with the Listing Council’s request by providing an update regarding its efforts to file the delayed periodic reports by no later than May 30, 2008.
CONFERENCE CALL
You are invited to join a live webcast of the first quarter 2008 business highlights conference call by visiting the “Investors” section of the TeleTech website at www.TeleTech.com. If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Wednesday, May 28, 2008.
ABOUT TELETECH

TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 300 business process outsourcing programs serving 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by 53,000 employees utilizing 38,400 workstations across 89 delivery centers in 18 countries.
###